Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Schlumberger Data and Consulting Services consents to the use of information contained in our reports, as of January 1, 2004 and June 30, 2004, setting forth the estimates of revenues from the natural gas and crude oil reserves owned by Quicksilver Resources Inc. in the Prospectus, which is a part of this Registration Statement on Form S-1. We further consent to the reference to us under the heading “Reserve Engineers” in the Prospectus.

SCHLUMBERGER DATA AND CONSULTING SERVICES

By:	/s/ Joseph H. Frantz, Jr.
Name: Joseph H. Frantz, P.E
Title: USLE Consulting Services Manager

Dallas, Texas

January 28, 2005